Exhibit 99.1

For Immediate Release	Contacts:
August 2, 2007	Tom Schaffner, Unified Grocers (323) 264-5200
Bob Hutchins, Associated Grocers (206) 763-7966

Unified Grocers1 Signs Asset

Purchase Agreement with Associated Grocers

(LOS ANGELES) — Unified Grocers, Inc. (Unified) and Associated Grocers, Inc. (AG) announced today the signing of an Asset Purchase Agreement (APA) in which Unified agreed to purchase certain assets and assume certain liabilities of AG. Terms of the agreement were not disclosed.

The execution of the APA marks a major milestone in the process that was initiated on May 7, 2007 when a Letter of Understanding between the two companies was announced. The transaction requires approval from AG’s shareholders before it can close.

“This transaction will strengthen the competitiveness of independent retail grocers throughout the Western United States,” said John Runyan, president and chief executive officer, Associated Grocers. “The combined sales volume of our two companies creates an organization with significant purchasing power and marketplace clout, as well as a wholesale supply channel that will continue to become more effective and efficient. This transaction is a win-win for both companies and their stakeholders.”

Alfred A. Plamann, president and chief executive officer, Unified Grocers, said, “This agreement represents a major milestone in our efforts to combine the forces of cooperative wholesalers in the Western United States and we eagerly anticipate the closing of this transaction. We look forward to the success we know it will bring to independent grocery retailers throughout all of our divisions.”

[1]

As part of an initiative to strengthen its corporate brand and image in the marketplace, Unified Western Grocers recently changed its name and is now doing business as “Unified Grocers.” The Company has begun to utilize Unified Grocers as its business name for nearly all purposes and expects to effectuate a legal name change after approval by its shareholders at Unified’s next annual meeting in mid-February, 2008.

5200 Sheila Street • Commerce • California 90040 • Tel: (323) 264-5200

Mailing Address: P.O. Box 513396 • Los Angeles • California 90051-1396

PAGE 2 — UNIFIED GROCERS SIGNS ASSET PURCHASE AGREEMENT WITH ASSOCIATED GROCERS

About Associated Grocers, Inc.

Associated Grocers, Inc. is a wholesaler providing food, nonfood, general merchandise and retail services to stores throughout Washington, Oregon, Alaska, Hawaii, Guam, and the Pacific Rim. Since its founding in 1934, AG has leveraged its group buying power to facilitate the success of its over 320 customer locations. AG procures and distributes a comprehensive selection of fresh foods and traditional supermarket commodities including: grocery, meat, produce, deli, natural, specialty, ethnic, service deli, service bakery, health and beauty care, and general merchandise.

About Unified Grocers, Inc.

Founded in 1922, Unified Grocers, Inc. is a retailer-owned wholesale grocery distributor that supplies independent retailers throughout the Western United States. Unified and its subsidiaries, which generated approximately $3 billion in sales during fiscal 2006, offer independent retailers all the resources they need to compete in the supermarket industry.

This press release contains forward-looking statements with respect to benefits expected to be derived from the proposed acquisition. There are a variety of factors which could cause actual results to differ materially from those anticipated by the statements above. These factors are outlined in the Unified’s Form 10-Q and other interim reports filed with the Securities and Exchange Commission. Furthermore, Unified undertakes no obligation to update, amend or clarify forward-looking statements whether as a result of new information, future events, or otherwise.